Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 120 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor Emerging Markets Income Fund of our report dated February 20, 2015 relating to the financial statements and financial highlights included in the December 31, 2014 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts February 25, 2015